Exhibit 99.1

FOR RELEASE ON MONDAY MAY 9, 2016 AFTER COMPANY REMOVES HOLD

Farmland Partners Inc. Reports Results for the Quarter Ended March 31, 2016 and Announces First Quarter AFFO Per Share of $0.11 — a 186% Year-Over-Year Increase

DENVER, May 9, 2016 /PRNewswire/ - Farmland Partners Inc. (NYSE: FPI) (the “Company”) today reported financial results for the quarter ended March 31, 2016.

First Quarter Highlights

•                  Reported Adjusted Funds from Operations (“AFFO”) per fully diluted weighted average share of $0.11 for the quarter ended March 31, 2016, a 186% increase over the same period last year

•                  Reported operating revenues of $4.7 million for the quarter ended March 31, 2016, a 123% increase over the same period last year

•                  Reported Adjusted EBITDA of $3.7 million for the quarter ended March 31, 2016, a 224% increase over the same period last year

•                  Completed acquisitions of 32,785 acres for an aggregate purchase price of $239.5 million, including 2,608,695 common units in the Company’s operating partnership (“OP Units”) and $117 million of preferred units in the Company’s Operating Partnership (“Preferred Units”)

•                  Entered into a loan agreement with Metropolitan Life Insurance Company, which provides a total of $127.0 million of term loans

•                  Declared a dividend of $0.1275 per share ($0.51 annualized) for the first quarter of 2016 — a 4.46% distribution rate based on the Company’s closing stock price on Monday, May 9, 2016

“Our large Paris, Illinois acquisition highlighted a transformative quarter for our Company,” said Paul Pittman, the Company’s CEO. “Our first quarter operating revenues more than doubled year-over-year, which is indicative of the scale that we have achieved in a relatively short period of time.”

Other Recent Highlights

•                  Completed acquisitions of a total of 1,111 acres for an aggregate purchase price of $3.8 million since the end of the first quarter

•                  Entered into contracts to acquire seven farms totaling 2,944 acres for an aggregate purchase price of $14.8 million in cash since the end of the first quarter

Second Quarter 2016 Dividend Declaration

The Company also announced that its Board of Directors has approved a quarterly cash dividend of $0.1275 per share to be paid on July 15, 2016 to stockholders of record at close of business on July 1, 2016. The annualized dividend of $0.51 per share represents an annual distribution rate of 4.46% based on the Company’s closing stock price on Monday, May 9, 2016.

New Indebtedness

On March 29, 2016, the Company entered into a loan agreement with Metropolitan Life Insurance Company (“MetLife”), which provides up to a total of $127 million of term loans, comprised of (i) a ten-year $90 million term loan with an interest rate of the greater of (a) three-month LIBOR plus an initial floating rate spread of 1.75% or (b)

2.00%, (ii) a ten-year $16.0 million term loan with an initial interest rate of 2.66%, and (iii) a ten-year $21.0 million term loan with an initial interest rate of 2.66% (collectively, the “MetLife Term Loans”). The MetLife Term Loans are currently fully drawn.

On February 29, 2016, the Company entered into a term loan agreement with MSD FPI Partners, LLC, an affiliate of MSD Partners, L.P., that provided for a loan of $53.0 million (the “Bridge Loan”), the proceeds of which were used primarily to fund the cash portion of the consideration for the acquisition of the Forsythe farms comprised of approximately 22,128 acres in Paris, Illinois, which was completed on March 2, 2016. The Bridge Loan had an interest rate equal to the one-month LIBOR plus 3.00%, as well as a one-time additional interest of 4.00%, or $2.1 million, in the form of a discount on issuance. The Bridge Loan was paid in full, including accrued interest and without prepayment penalty, on March 29, 2016 using proceeds from the MetLife Term Loans.

Acquisition Activity

In the first quarter of 2016, the Company acquired 125 farms in five states as follows:

•                  One farm in Michigan totaling 265 acres for a purchase price of $1.6 million

•                  One farm in Texas totaling 2,056 acres for a purchase price of $6.1 million

•                  One farm in Louisiana totaling 7,400 acres for a purchase price of $31.8 million

•                  Two farms in Georgia totaling 816 acres for an aggregate purchase price of $1.8 million

•                  120 farms in Illinois totaling 22,248 acres for an aggregate purchase price of $197.1 million, including $50.0 million in cash, 2,608,695 OP Units and $117 million of Preferred Units

During the first quarter of 2016, the Company entered into contracts for the acquisition of three farms totaling 1,111 acres in Georgia and Mississippi for an aggregate purchase price of $3.8 million, all of which closed subsequent to March 31, 2016.

In addition, subsequent to March 31, 2016, the Company entered into contracts for the acquisition of seven farms in Colorado, Florida, Illinois, South Carolina, and Texas totaling 2,944 acres for an aggregate purchase price of $14.8 million, all of which are expected to close in the second quarter of 2016, subject to customary closing conditions.

Adjusted Funds from Operations and Adjusted EBITDA

AFFO was $1.8 million for the first quarter of 2016, as compared to $0.4 million for the first quarter of 2015. AFFO per fully diluted share was $0.11 for the first quarter of 2016, as compared to $0.04 for the first quarter of 2015.

Adjusted EBITDA was $3.7 million for the first quarter of 2016, as compared to $1.1 million for the first quarter of 2015.

See “Non-GAAP Financial Measures” for complete definitions of AFFO and Adjusted EBITDA and the financial tables accompanying this press release for reconciliations of net income to AFFO and Adjusted EBITDA.

Operating Results

The Company owns or has under contract 265 farms in Arkansas, Colorado, Florida, Georgia, Illinois, Kansas, Louisiana, Michigan, Mississippi, Nebraska, North Carolina, South Carolina, Texas and Virginia totaling approximately 111,107 acres, including seven farms totaling 2,944 acres under contract.

The majority of our tenants pay at least 50% of their annual rent in advance of each spring planting season. Consistent with industry practice for cash rents, when we make new acquisitions in the first half of the year, we often will receive

100% of the year’s rent at closing. However the Company recognizes revenues on a straight-line basis throughout the entire multi-year term of the lease, as required by U.S. generally accepted accounting principles (“GAAP”). Actual cash rent receipts for the three months ended March 31, 2016 were $10.7 million, as compared to $6.5 million for the three months ended March 31, 2015.

The Company recorded rental income of $4.4 million and net loss of $1.9 million for the three months ended March 31, 2016, an increase of $2.4 million, or 118%, as compared to the same period in 2015. During the three months ended March 31, 2016, the Company recognized a net loss of $1.9 million, as compared to a net loss of $0.2 million for the same period in 2015. Excluding the one-time $2.1 million additional interest in connection with the Bridge Loan, the Company’s net income was $0.2 million for the three months ended March 31, 2016.

For the three months ended March 31, 2016, the average annual cash rent for the entire portfolio increased to $193 per acre from $192 per acre for the same period in 2015.

Conference Call Information

The Company has scheduled a conference call on Tuesday, May 10, 2016 at 11:00 a.m. (Eastern Time) to discuss its financial results for the first quarter ended March 31, 2016 and provide a company update. The conference call can be accessed live over the phone toll-free by dialing (866) 262-6804, or for international callers, by dialing (412) 902-4107.  Participants can reference the Farmland Partners Inc. First Quarter 2016 Earnings Call. The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.farmlandpartners.com. A replay of the conference call will be available beginning May 10, 2016 at 1:00 p.m. (Eastern Time) until May 24, 2016 at 11:59 p.m. (Eastern Time), by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (International); passcode: 10085771. A replay of the webcast will also be accessible on the Investor Relations website for one year following the event.

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality North American farmland and makes loans to farmers secured by farm real estate. The Company’s portfolio is comprised of 265 farms with an aggregate of 111,107 acres (including seven farms totaling 2,944 acres under contract) in Arkansas, Colorado, Florida, Georgia, Illinois, Kansas, Louisiana, Michigan, Mississippi, Nebraska, North Carolina, South Carolina, Texas and Virginia. The Company elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2014.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, including, without limitation, statements with respect to proposed and pending acquisitions, financing activities, crop yields and prices and 2016 annual rents. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” or similar expressions or their negatives, as well as statements in future tense. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, beliefs and expectations, such forward-looking statements are not predictions of future events or guarantees of future performance and our actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include the following: general volatility of the capital markets and the market price of the Company’s common stock, changes in the Company’s business strategy, availability, terms and deployment of capital, the Company’s ability to refinance existing indebtedness at or prior to maturity on favorable terms, or at all, availability of qualified personnel, changes in the Company’s industry, interest rates or the general economy, adverse developments related to crop yields or crop prices, the degree and nature of the Company’s competition, the timing, price or amount of repurchases, if any, under the

Company’s share repurchase program, the ability to consummate acquisitions under contract and the other factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, and our other filings with the Securities and Exchange Commission.  Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Farmland Partners Inc.

Combined Consolidated Balance Sheets

As of March 31, 2016 and December 31, 2015

	March 31,	December 31,
(in thousands except shares)	2016 (Unaudited)	2015
ASSETS
Land, at cost	$524,285	$290,828
Grain facilities	5,447	4,830
Groundwater	7,767	6,333
Irrigation improvements	13,851	11,909
Drainage improvements	2,755	1,641
Permanent plantings	1,845	1,168
Other	1,363	913
Construction in progress	603	286
Real estate, at cost	557,916	317,908
Less accumulated depreciation	(1,988)	(1,671)
Total real estate, net	555,928	316,237
Deposits	264	765
Cash	35,732	23,514
Notes and interest receivable, net	2,760	2,812
Deferred offering costs	267	267
Accounts receivable, net	1,721	703
Inventory	225	249
Other	941	407
TOTAL ASSETS	$597,838	$344,954

LIABILITIES AND EQUITY
LIABILITIES
Mortgage notes and bonds payable, net	$289,604	$187,074
Dividends payable	2,404	2,060
Accrued interest	1,539	681
Accrued property taxes	923	764
Deferred revenue	11,875	4,854
Accrued expenses	1,531	1,292
Total liabilities	307,876	196,725

Commitments and contingencies

Redeemable non-controlling interests in operating partnership, common units	9,519	9,695
Redeemable non-controlling interests in operating partnership, preferred units	117,283	—

EQUITY
Common stock, $0.01 par value, 500,000,000 shares authorized; 12,072,321 shares issued and outstanding at March 31, 2016, and 11,978,675 shares issued and outstanding at December 31, 2015	118	118
Additional paid in capital	118,171	114,783
Retained earnings (deficit)	(695)	659
Cumulative dividends	(8,728)	(7,188)
Non-controlling interests in operating partnership	54,294	30,162
Total equity	163,160	138,534
TOTAL LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST IN OPERATING PARTNERSHIP AND EQUITY	$597,838	$344,954

Farmland Partners Inc.

Combined Consolidated Statements of Operations

For the three months ended March 31, 2016 and 2015

(Unaudited)

	For the Three Months Ended March 31,
(in thousands except per share amounts)	2016	2015
OPERATING REVENUES:
Rental income	$4,417	$2,030
Tenant reimbursements	69	73
Other revenue	206	—
Total operating revenues	4,692	2,103

OPERATING EXPENSES
Depreciation and depletion	317	173
Property operating expenses	440	200
Acquisition and due diligence costs	57	11
General and administrative expenses	1,526	875
Legal and accounting	367	268
Other operating expenses	89	—
Total operating expenses	2,796	1,527
OPERATING INCOME	1,896	576

OTHER (INCOME) EXPENSE:
Other income	(28)	—
Interest expense	3,854	773
Total other expense	3,826	773

NET LOSS	(1,930)	(197)

Net loss attributable to non-controlling interests in operating partnership	475	40
Net loss attributable to redeemable non-controlling interests in operating partnership	101	—

Net loss attributable to the Company	$(1,354)	$(157)

Nonforfeitable distributions allocated to unvested restricted shares	(30)	(25)
Distributions on redeemable non-controlling interests in operating partnership, common units	(113)	—
Distributions on redeemable non-controlling interests in operating partnership, preferred units	(283)	—

Net loss available to common stockholders of Farmland Partners Inc.	$(1,780)	$(182)

Basic and diluted per common share data:
Basic net loss available to common stockholders	$(0.15)	$(0.02)
Diluted net loss available to common stockholders	$(0.15)	$(0.02)
Basic weighted average common shares outstanding	11,834	7,530
Diluted weighted average common shares outstanding	11,834	7,530

Farmland Partners Inc.

Reconciliation of Non-GAAP Measures

For the three months ended March 31, 2016 and 2015

(Unaudited)

	For the three months ended March 31,
(in thousands expect per share amounts)	2016	2015
Net loss	$(1,930)	$(197)
Depreciation and depletion	317	173
FFO	(1,613)	(24)

Crop year revenue adjustment	1,101	70
Stock based compensation	243	239
Indirect equity offering costs	24	—
Real estate related acquisition and due diligence costs	2,371	81
Distributions on Preferred units	(283)	—
AFFO	$1,843	$366

AFFO weighted average common shares	17,030	9,689

Net loss available to common stockholders	$(0.15)	$(0.02)
Income available to redeemable non-controlling interest and non-controlling interest in operating partnership	0.05	—
Depreciation and depletion	0.02	0.02
Crop year revenue adjustment	0.06	0.01
Stock based compensation	0.01	0.02
Indirect equity offering costs	—	—
Real estate related acquisition and due diligence costs	0.14	0.01
Distributions on Preferred units	(0.02)	—
AFFO per diluted weighted average share	$0.11	$0.04

	For the three months ended March 31,
	2016	2015

Net loss	$(1,930)	$(197)
Interest expense	3,854	773
Income tax expense	—	—
Depreciation and depletion	317	173
EBITDA	$2,241	$749

Crop year revenue adjustment	1,101	70
Stock based compensation	243	239
Indirect equity offering costs	24	—
Real estate acquisition related acquisition and due diligence costs	77	81
Adjusted EBITDA	$3,686	$1,139

Non-GAAP Financial Measures

The Company considers the following non-GAAP measures as useful to investors as key supplemental measures of its performance: FFO, AFFO, EBITDA and Adjusted EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as a measure of the Company’s operating performance. FFO, AFFO, EBITDA and Adjusted EBITDA, as calculated by the Company, may not be comparable to other companies that do not define such terms exactly as the Company.

FFO

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, plus real estate related depreciation, depletion and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Management presents FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from sales of depreciable operating properties, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs. However, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO.

AFFO

The Company calculates AFFO by adjusting FFO to exclude the income and expenses that the Company believes are not reflective of the sustainability of the Company’s ongoing operating performance, including, but not limited to, crop year adjusted revenue, real estate related acquisition and due diligence costs and stock-based compensation.

Changes in GAAP accounting and reporting rules that were put in effect after the establishment of NAREIT’s definition of FFO in 1999 result in the inclusion of a number of items in FFO that do not correlate with the sustainability of the Company’s operating performance.  Therefore, in addition to FFO, the Company presents AFFO and AFFO per share, fully diluted, both of which are non-GAAP measures.  Management considers AFFO a useful supplemental performance metric for investors as it is more indicative of the Company’s operational performance than FFO. AFFO is not intended to represent cash flow or liquidity for the period, and is only intended to provide an additional measure of the Company’s operating performance. Even AFFO, however, does not properly capture the timing of cash receipts, especially in connection with full-year rent payments under lease agreements entered into in connection with newly acquired farms. Management considers AFFO per share, fully diluted to be a supplemental metric to GAAP earnings per share. AFFO per share, fully diluted provides additional insight into how the Company’s operating performance could be allocated to potential shares outstanding at a specific point in time. Management believes that AFFO is a widely recognized measure of the operations of REITs, and presenting AFFO will enable investors to assess the Company’s performance in comparison to other REITs. However, other REITs may use different methodologies for calculating AFFO and AFFO per share, fully diluted and, accordingly, the Company’s AFFO and AFFO per share, fully diluted may not always be comparable to AFFO and AFFO per share amounts calculated by other REITs. AFFO and AFFO per share, fully diluted should not be considered as an alternative to net income (loss) or earnings per share (determined in accordance with GAAP) as an indication of financial performance, or as an alternative to net income (loss) earnings per share (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

EBITDA and Adjusted EBITDA

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is a key financial measure used to evaluate the Company’s operating performance but should not be construed as an alternative to operating income, cash flows from operating activities or net income, in each case as determined in accordance with GAAP. The Company believes that EBITDA is a standard performance measure commonly reported and widely used by analysts and investors in the Company’s industry. However, while EBITDA is a performance measure widely used across several industries, the Company does not believe that it correctly captures the Company’s business operating performance because it includes non-cash expenses and recurring adjustments that are necessary to better understand the Company’s business operating performance.  Therefore, in addition to EBITDA, management uses Adjusted EBITDA, a non-GAAP measure.

The Company calculates Adjusted EBITDA by adjusting EBITDA for certain items such as crop year adjusted revenue, stock-based compensation and real estate related acquisition and due diligence costs that the Company considers necessary to understand its operating performance. The Company believes that Adjusted EBITDA provides useful supplemental information to investors regarding the Company’s ongoing operating performance that, when considered with net income and EBITDA, is beneficial to an investor’s understanding of the Company’s operating performance. However, EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.